Larkin-J38-Exh-111-029

Exhibit


Sub-Item 77D - Policies with respect to Security Investments

The Board of The Dreyfus Socially Responsible Growth Fund, Inc. (the "Fund") approved the ability of the Fund to lend securities from its portfolio to certain brokers, dealers and other financial institutions, as such securities lending policy is more particularly described in Exhibit 77Q1.